Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-274626, 333-287057 and 333-292129), Form S-8 (File No. 333-268271) and Form S-3 (File No. 333-282030) of Snail, Inc. of our report dated March 19, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Costa Mesa, California

March 19, 2026